CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 21, 2023, relating to the financial statements and financial highlights of Baywood ValuePlus Fund and Baywood SociallyResponsible Fund, each a series of Forum Funds II, for the year ended September 30, 2023, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 25, 2024

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board